Exhibit 99.1

Alliqua BioMedical, Inc. Reports Third Quarter of Fiscal Year 2017 Financial Results and Increases Fiscal Year 2017 Financial Outlook

Q3’17 Product revenue from continuing operations increased 14% year-over-year, led by Biologics growth of 70% year-over-year

YARDLEY, Pa., November 9, 2017 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) (“Alliqua” or “the Company”), a regenerative technologies company committed to restoring tissue and rebuilding lives, today announced financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Summary:

•	Total revenue from continuing operations increased 12% year-over-year to $4.9 million.
•	Product revenue from continuing operations increased 14% year-over-year to $4.4 million.
o	Sales of Biologics products franchise increased 70% year-over-year in the third quarter to $1.6 million.
•	Gross margin from continuing operations increased to 69%, from 63% in the same period last year.
•	Adjusted EBITDA loss from continuing operations improved by $2.1 million, or 53% year-over-year, to ($1.8) million.
•	On August 31, 2017, the Company sold all assets associated with its TheraBond® 3D Antimicrobial Barrier Systems (“TheraBond”) product line to Argentum Medical, LLC (“Argentum”) and received approximately $3.4 million in proceeds. Approximately $1.65 million of the proceeds were used to partially repay Alliqua’s senior secured lender. In connection with the transaction, the Company’s lender agreed to defer all further principal payments until January 31, 2018.

Highlights Subsequent to Quarter-End:

•	On October 5, 2017, the Company announced its intent to effect a reverse stock split of issued and outstanding common stock at an exchange ratio of 1-for-10 after the close of business. The Company’s common stock began trading on a split-adjusted basis on Friday, October 6, 2017 under a new CUSIP number, 019621309, and remains listed on The Nasdaq Capital Market under the symbol “ALQA”.
•	On October 27, 2017, the Company received $1 million under an agreement with Soluble Systems, LLC (“Soluble”) in connection with amounts advanced to Soluble by the Company in 2016 and 2017.

“We were pleased by the sales results that we achieved in our regenerative medicine business during the third quarter, driven by strong demand for our biologics: Biovance and Interfyl,” said David Johnson, Chief Executive Officer of Alliqua BioMedical. “We attribute our results to the successful execution of our targeted sales strategy, which has focused our selling resources on key segments of the market where our products are well-positioned to encourage adoption. In addition to our revenue performance, we also raised non-dilutive capital during the quarter through the sale of our TheraBond product line.”

“We have updated our fiscal year 2017 revenue guidance range to reflect both the strong growth performance we have reported to-date and modestly higher growth expectations for the fourth quarter. As we bring 2017 to a close, Alliqua is focused on continuing the momentum we have seen in our business this year by driving awareness and adoption of our regenerative therapies in our key markets, while pursuing opportunities to further strengthen our balance sheet.”

Third Quarter 2017 Results:

Alliqua BioMedical, Inc. and Subsidiaries
Revenue Summary*
	Three Months Ended				Nine Months Ended
($, Thousands)	September 30,		Increase / Decrease		September 30,		Increase / Decrease
	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Products	$4,406	$3,856	$550	14%	$12,778	$9,970	$2,808	28%
Contract Manufacturing	$495	$519	($24)	-5%	$1,330	$1,881	($551)	-29%
Revenue, net	$4,901	$4,375	$526	12%	$14,108	$11,851	$2,257	19%

*	Revenue summary reflects the Company’s continued operations, and, therefore, excludes approximately $346 million and 1.3 million of TheraBond revenue recognized during the three and nine months ended September 30, 2017, and $499 thousand and $1.5 million of TheraBond revenue recognized during the three and nine months ended September 30, 2016, respectively, that is included in discontinued operations. It also excludes $0 million and $1.7 million of sorbion revenue recognized during the three and nine months ended September 30, 2016, respectively, that is included in discontinued operations.

Total revenue from continuing operations for the third quarter of 2017 increased by approximately $526 thousand, or 12% year-over-year, to $4.9 million. Total revenue for the three months ended September 30, 2017 and September 30, 2016 exclude $346 thousand and $499 thousand, respectively, of revenue from sales of TheraBond products, which are recorded as discontinued operations following the Company’s sale of the product franchise. Sales of the Company’s products – including Biovance, Interfyl, and UltraMIST – increased by $550 thousand, or 14% year-over-year, to $4.4 million. Third quarter product growth was driven by sales of the Company’s Biologics.

Gross profit for the third quarter of 2017 was $3.4 million, or 69% of sales, compared to a gross profit of $2.8 million, or 63% of sales, last year. Gross margin on product sales was approximately 77% in the third quarter of 2017, compared to 76% last year.

Operating expenses decreased 33% year-over-year to $7.2 million. This decrease was driven primarily by a $1.5 million decrease in selling, general and administrative expenses. Operating expenses in the prior year period also included a $1.0 million milestone payment related to the Company’s licensing agreement for its biologic products and $715 thousand of acquisition-related expenses, which did not recur during the third quarter of 2017.

GAAP loss from operations for the third quarter of 2017 was $3.8 million, improved from loss of $7.9 million for the same period last year.

GAAP net loss for the third quarter of 2017 was $2.7 million, or ($0.56) per diluted share, compared to GAAP net loss of $8.6 million, or ($3.05) per diluted share, for the same period last year. The change in GAAP net loss in the third quarter of 2017 was driven primarily by a $4.1 million improvement in operating income, compared to the prior year. GAAP net income for the third quarter of 2017 included $1.8 million of income from discontinued operations related to the Company’s sale of its TheraBond product franchise, compared to $167 thousand of income from discontinued operations in the third quarter of 2016.

Non-GAAP net loss from continuing operations for the third quarter of 2017 improved by $1.9 million or 34% year-over-year to $3.7 million, or ($0.79) per diluted share, compared to a non-GAAP net loss from continuing operations of $5.6 million, or ($1.99) per diluted share, for the same period last year. The Company defines non-GAAP net loss from continuing operations as its reported net loss (GAAP), excluding income tax expense, stock-compensation expense, one-time charges and other non-recurring operating costs and expenses, depreciation and amortization, change in fair value of contingent consideration, change in value of warrant liability, impairment charges to goodwill and other intangibles and income from discontinued operations.

Adjusted EBITDA loss from continuing operations for the third quarter of 2017 improved $2.1 million or 53% year-over-year to $1.8 million, compared to an adjusted EBTIDA loss from continued operations of $3.9 million for the same period last year.

The Company defines adjusted EBITDA from continuing operations as non-GAAP net loss from continuing operations excluding income tax expense, net interest expense, and depreciation and amortization.

Nine Months 2017 Results:

Total revenue for the nine months ended September 30, 2017, increased by $2.3 million, or 19% year-over-year, to $14.1 million. Total revenue for the nine months ended September 30, 2017 and September 30, 2016 exclude $0.0 and $1.7 million, respectively, of revenue from sales of sorbion products, and $1.3 and $1.5 million, respectively, of revenue from sales of TheraBond products, which are recorded as discontinued operations following the Company’s sale of the product franchises. Sales of the Company’s products – including Biovance, Interfyl and UltraMIST – increased by $2.8 million, or 28% year-over-year to $12.8 million. Sales of the Company’s Biologics were the largest contributor to product growth during the first nine months of the year.

Operating expenses decreased 24% year-over-year to $23.1 million, excluding the impact of changes in the Company’s contingent consideration liability in both periods. This decrease was driven primarily by a $5.3 million decrease in selling, general and administrative expenses.

GAAP net loss for the nine months ended September 30, 2017 and 2016, was $13.9 million, or $(3.37) per diluted share, and $11.1 million, or $(3.98) per diluted share, respectively. GAAP net loss for the nine months ended September 30, 2017 and 2016 included $2.2 and $4.6 million, respectively, of income from discontinued operations. GAAP net loss for the nine months ended September 30, 2016 was favorably impacted by an $8.6 million change in fair value of contingent liability.

Non-GAAP net loss from continuing operations for the nine months ended September 30, 2017 improved $5.5 million or 29% year-over year to $13.2 million, or $(3.21) per diluted share, compared to the prior year period. The Company defines non-GAAP net loss from continuing operations as its reported net loss (GAAP), excluding income tax expense, stock-compensation expense, one-time charges and other non-recurring operating costs and expenses, depreciation and amortization, change in fair value of contingent consideration, change in value of warrant liability, impairment charges to goodwill and other intangibles and income from discontinued operations.

Adjusted EBITDA loss from continuing operations for the nine months ended September 30, 2017 improved by $6.4 million or 45% year-over-year to $7.6 million, compared to an adjusted EBTIDA loss from operations of $13.9 million for the same period last year.

The Company defines adjusted EBITDA from continuing operations as non-GAAP net loss from continuing operations excluding income tax expense, net interest expense, and depreciation and amortization.

Cash and Cash Equivalents:

As of September 30, 2017, the Company had cash and cash equivalents of approximately $2.1 million, compared to $5.6 million at December 31, 2016. The decrease in cash during the period was primarily driven by $9.8 million of cash used in operating activities, approximately $1.6 million of cash used to repay a portion of the Company’s long-term debt, approximately $675 thousand of cash used to pay a portion of the contingent consideration related to the Celleration acquisition and $350 thousand of cash paid to Soluble as a bridge loan in connection with the terminated acquisition. The decrease in cash during the nine months ended September 30, 2017 was partially offset by $5.9 million received from net proceeds from the issuance of common stock and $3.4 million of cash received in connection with the sale of the rights to the TheraBond product franchise to Argentum.

On October 27, 2017, the Company received $1 million under an agreement with Soluble in connection with amounts advanced to Soluble by the Company in 2016 and 2017.

Fiscal Year 2017 Financial Outlook:

The Company is updating its revenue guidance for the fiscal year 2017 period, which was last updated on September 5, 2017. For the fiscal year ending December 31, 2017, the Company now expects total revenue of $19.3 million to $19.8 million, representing growth in the range of approximately 18% to 22% year-over-year on a GAAP basis.

The Company’s updated total revenue guidance assumes the following:

•	Product sales of $17.4 million to $17.9 million, representing growth in the range of approximately 23% to 27% year-over-year.
•	Contract manufacturing sales of approximately $1.9 million, compared to $2.2 million in the fiscal year ended December 31, 2016.
•	For the fiscal year 2017, the Company still expects cash used in operations to approximate $12.0 million, representing a decrease of approximately $6.3 million year-over-year, compared to $18.3 million in fiscal year 2016.

Conference Call:

The Company will host a teleconference at 8:00 a.m. Eastern Time on November 9th to discuss the results of the quarter, and host a question and answer session. Those interested in participating on the call may dial 888-516-2447 (719-325-2115 for international callers) and provide access code 9266620 approximately 10 minutes prior to the start time. A live webcast of the call will be made available on the investor relations section of the Company’s website at http://ir.alliqua.com.

For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 9266620. The webcast will be archived on the investor relations section of Alliqua’s website.

About Alliqua BioMedical, Inc.

Alliqua is a regenerative technologies company committed to restoring tissue and rebuilding lives. Through its sales and distribution network, together with its proprietary products, Alliqua offers solutions that allow clinicians to utilize the latest advances in regenerative technologies to bring improved patient outcomes to their practices.

Alliqua currently markets the human biologic regenerative technologies, Biovance® and Interfyl®. The Company also markets its Mist Therapy System®, which uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed to promote the healing process.

Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its hydrogel technology. The Company has locations in Yardley, Pennsylvania, Langhorne, Pennsylvania and Eden Prairie, Minnesota.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K filed with the SEC, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$2,106	$5,580
Accounts receivable, net	2,926	2,453
Inventory, net	1,985	2,153
Prepaid expenses and other current assets	296	735
Current assets of discontinued operations	464	857
Total current assets	7,777	11,778
Improvements and equipment, net	1,692	2,092
Intangible assets, net	23,202	26,604
Goodwill, net	11,959	11,959
Other assets	173	173
Assets of discontinued operations - noncurrent	-	1,893
Total assets	$44,803	$54,499

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,603	$2,614
Accrued expenses and other current liabilities	3,876	5,224
Contingent consideration, current	-	675
Senior secured term loan, net	10,736	11,541
Warrant liability	419	20
Current liabilities of discontinued operations	37	60
Total current liabilities	16,671	20,134
Contingent consideration, long-term	-	1,141
Deferred tax liability	758	749
Other long-term liabilities	316	385
Total liabilities	17,745	22,409

Commitments and Contingencies

Stockholders’ Equity
Preferred Stock, par value $0.001 per share, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 95,000,000 shares authorized; 4,988,244 and 2,966,904 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	5	3
Additional paid-in capital	165,256	156,390
Accumulated deficit	(138,203)	(124,303)
Total stockholders’ equity	27,058	32,090
Total liabilities and stockholders’ equity	$44,803	$54,499

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenue, net of returns, allowances and discounts	$4,901	$4,375	$14,108	$11,851

Cost of revenues	1,538	1,608	4,765	4,493

Gross profit	3,363	2,767	9,343	7,358

Operating expenses
Selling, general and administrative	7,004	8,458	21,729	27,019
Royalties	200	271	593	746
Research and product development	1	164	121	692
Milestone expense to licensor	-	1,000	-	1,000
Acquisition-related	-	715	635	819
Change in fair value of contingent consideration liability	-	97	35	(8,634)
Total operating expenses	7,205	10,705	23,113	21,642

Loss from operations	(3,842)	(7,938)	(13,770)	(14,284)

Other (expense) income
Interest expense	(577)	(685)	(1,746)	(1,957)
Interest income	1	9	5	24
Change in fair value of warrant liability	35	135	404	797
Warrant modification expense	-	-	(803)	-
Loss on early extinguishment of debt, net	(214)	(373)	(214)	(373)
Other income	67	100	67	100
Total other expense	(688)	(814)	(2,287)	(1,409)

Loss from continuing operations before tax	(4,530)	(8,752)	(16,057)	(15,693)

Income tax expense	(3)	(3)	(9)	(9)

Loss from continuing operations	(4,533)	(8,755)	(16,066)	(15,702)

Discontinued operations:
Income from discontinued operations, net of tax of $0 for the three and nine months ended September 30, 2017 and 2016	133	167	466	1,293
Gain on sale of assets, net of tax of $0 for the three and nine months ended September 30, 2017 and 2016	1,700	-	1,700	3,311
Income from discontinued operations, net of tax	1,833	167	2,166	4,604

Net loss	$(2,700)	$(8,588)	$(13,900)	$(11,098)

Net loss per basic and diluted common share:
Loss from continuing operations	$(0.95)	$(3.11)	$(3.89)	$(5.63)

Income from discontinued operations	0.03	0.06	0.11	0.46
Gain on sale of assets	0.36	-	0.41	1.19
Total from discontinued operations	0.39	0.06	0.52	1.65
Net loss per basic and diluted common share	$(0.56)	$(3.05)	$(3.37)	$(3.98)

Weighted average shares used in computing net loss per basic and diluted common share	4,753,789	2,819,567	4,125,653	2,788,696

Use of Non-GAAP Financial Measures

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measures in this press release: non-GAAP net loss from continuing operations, adjusted EBITDA from continuing operations and non-GAAP net loss from continuing operations per share. The Company defines non-GAAP net loss from continuing operations as its reported net loss (GAAP) stock-compensation expense, one-time charges and other non-recurring operating costs and expenses, intangible asset amortization, change in fair value of contingent consideration, change in value of warrant liability, impairment charges to goodwill and other intangibles and income from discontinued operations. The Company defines adjusted EBITDA from continuing operations as non-GAAP net loss from continuing operations excluding income tax expense, net interest expense, and depreciation and amortization.

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

Reconciliation of GAAP results to Non-GAAP results from continuing operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Table of Reconciliation from GAAP Net (Loss) Income to Non-GAAP Net Loss from Continuing Operations
GAAP Net (Loss) Income	$(2,700)	$(8,588)	$(13,900)	$(11,098)
Stock-based compensation	686	1,189	1,604	4,276
Acquisition related expenses	0	715	635	819
Change in fair value of contingent consideration	0	97	35	(8,634)
Change in fair value of warrant liability	(35)	(135)	(404)	(797)
Other*	147	1,273	950	1,273
Income from discontinued ops, net	(1,833)	(167)	(2,165)	(4,604)
Non-GAAP Net (Loss) Income from Continuing Operations	$(3,735)	$(5,616)	$(13,245)	$(18,765)

Income tax expense	3	3	9	9
Interest expense, net	577	676	1,741	1,933
Depreciation and amortization	1,312	965	3,931	2,864
Adjusted EBITDA from Continuing Operations	$(1,843)	$(3,972)	$(7,564)	$(13,959)

Table Comparing GAAP Diluted Net Loss Per Common Share to Non-GAAP Diluted Net Loss from Continuing Operations Per Common Share
GAAP Diluted Net (Loss) Income Per Common Share	$(0.56)	$(3.05)	$(3.37)	$(3.98)
Non-GAAP diluted Net Loss from Continuing Operations Per Common Share	$(0.79)	$(1.99)	$(3.21)	$(6.73)
Non-GAAP Diluted Net Loss from Continuing Operations Per Common Share
Shares used in computing diluted GAAP net loss per common share & non-GAAP diluted net loss from continued operations per common share	4,753,789	2,819,567	4,125,653	2,788,696

*	“Other” for the three months ended September 30, 2017 includes $214 thousand of expenses related to a loss on the early extinguishment of the Company’s debt and $67 thousand of other income. “Other” for the nine months ended September 30, 2017 includes an $803 thousand warrant modification expense in connection with an amendment of the warrant issued to Perceptive Credit Opportunities Fund, L.P. in addition to the aforementioned items.

“Other” for the three and nine months ended September 30, 2016 includes a $1.0 million milestone expense related to its supply agreement with Celularity, a $373 thousand expense related to a loss on the early extinguishment of the Company’s debt and $100 thousand of other income.

Investor Relations:

Westwicke Partners on behalf of Alliqua BioMedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com